Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 20, 2004 (except for Note 8, as to which the date is March 11, 2005), with respect to the financial statements of Maurices Incorporated included in this Registration Statement (Form S-1) and related Prospectus of The Dress Barn, Inc. for the registration of $115,000,000 of its 2.50 % convertible senior notes due 2024.

/s/ Ernst & Young LLP
     Ernst & Young LLP

Minneapolis, Minnesota
April 27, 2005